Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces 2nd Quarter 2007 Results

Comparable Restaurant Sales Increase 3.7% for Quarter

Minneapolis, Minnesota, August 7, 2007. BUCA, Inc. (NASDAQ: BUCA) today announced financial results for the second fiscal quarter ended July 1, 2007.

Second Quarter Results

Total restaurant sales increased by 1.8% to $62.1 million in the second quarter of fiscal 2007 from $61.0 million in the second quarter of fiscal 2006. The increase in restaurant sales was driven by increased comparable restaurant sales, as no new restaurants opened in the period. Buca di Beppo comparable restaurant sales increased 3.7% for the second quarter of fiscal 2007 as compared to the same period last year. The increase reflects the eleventh consecutive quarter of positive comparable restaurant sales for the Buca di Beppo restaurants.

The company reported a net loss from continuing operations of $3.2 million, or ($0.16) per share, in the second quarter of fiscal 2007 as compared to a net loss from continuing operations of $1.5 million or ($0.07) per share, in the second quarter of fiscal 2006.

Total restaurant costs in the second quarter of fiscal 2007 were $58.5 million, as compared to $56.1 million in the same period of the prior year. As a percentage of restaurant sales, these costs were 94.2% for the second quarter of fiscal 2007, as compared to 92.0% in the second quarter of fiscal 2006. The increase in restaurant costs as a percentage of sales was largely attributable to increased labor as well as higher direct and occupancy costs.

General and administrative expenses were $5.5 million in the second quarter of fiscal 2007, unchanged from the same period in the prior year. General and administrative expenses as a percentage of restaurant sales decreased to 8.8% in the second quarter of fiscal 2007 from 9.1% in the comparable period of fiscal 2006. The decrease in these expenses as a percentage of sales was primarily due to increased sales as compared to the same period in the prior year. Share-based compensation expense was approximately $0.2 million in the quarter.

In the second quarter of fiscal 2007, the company recorded an impairment expense of $0.7 million related to the expected sale of one restaurant property owned by the company.

Wallace B. Doolin, the company’s Chairman and Chief Executive Officer commented, “Over the past two years, we have been focused on building our average unit volumes to competitive levels by increasing guest counts and delivering positive comparable restaurant sales. We are managing through a difficult cost environment for us created by minimum wage increases, elevated repairs and maintenance expenses as well as costs associated with exiting the bottom performers of our system. I am pleased that the initiatives that we have introduced over the past year, and most recently Buca Mio, continue to show broad acceptance by our guests. We believe positive guest counts are the critical measure of success being built in our brand. Our successes have enabled us to report eleven consecutive quarters of comparable restaurant sales increases and consistently outperform the industry in that area as measured by Knapp Track.” Mr. Doolin, added, “We remain committed to on-going improvement of our core business and look forward to resuming growth by opening new Buca di Beppo restaurants in 2008.”

First Two Quarters Results

For the first two quarters of fiscal 2007, total restaurant sales were $124.9 million compared to $125.9 million in the same period in the prior year. Comparable restaurant sales for the company’s Buca di Beppo restaurants increased 1.9% for the first two quarters of fiscal 2007. The company reported net loss from continuing operations of $5.8 million for the first two quarters of fiscal 2007, or ($0.29) per share, compared to a net loss from continuing operations of $0.3 million, or ($0.01) per share, in the first two quarters of fiscal 2006.

For the first two quarters of fiscal 2007, total restaurant costs were $117.8 million, or 94.4% of restaurant sales, up from 91.2% of restaurant sales in the same period of fiscal 2006. The increase as a percentage of sales was due primarily to higher labor and direct and occupancy costs. General and administrative expenses were $11.1 million in the first two quarters of fiscal 2007, as compared to $9.8 million in the first two quarters of fiscal 2006. The increase in general and administrative expenses in dollars and as a percentage of revenue reflects a $1.8 million insurance settlement reported during the first half of fiscal 2006 which reduced general and administrative expenses for that quarter. Share-based compensation expense was $0.6 million for the first two quarters of fiscal 2007, compared to $0.5 million in the prior year.

During the first two quarters of fiscal 2007 the company closed two restaurants and recorded an impairment expense of $0.8 million primarily related to the expected sale of one restaurant property owned by the company.

Conference Call

BUCA, Inc. will host a conference call on Tuesday, August 7, 2007 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. Wallace B. Doolin, the company’s Chairman and Chief Executive Officer, and Kaye R. O’Leary, the company’s Chief Financial Officer, will be hosting the call. The participant call in number is 1-800-545-9704 or 1-913-905-1805 for international callers. The passcode is 6963614. The call will be webcast and can be accessed from the following link: http://viavid.net/dce.aspx?sid=00004257. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. Eastern Time on August 7, 2007 and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international), passcode 6963614.

About the Company:

BUCA, Inc. owns and operates 91 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

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BUCA, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006
Restaurant sales	$62,084	$61,019	$124,895	$125,861
Restaurant costs:
Product	15,286	15,142	30,664	31,089
Labor	21,514	20,166	43,374	40,911
Direct and occupancy	18,504	17,569	37,551	36,280
Depreciation and amortization	3,183	3,258	6,237	6,509

Total restaurant costs	58,487	56,135	117,826	114,789

General and administrative expenses	5,479	5,529	11,103	9,789
Loss on impairment of long-lived assets	737	129	787	180
Lease termination charges	—	—	(3)	—

Operating (loss) income	(2,619)	(774)	(4,818)	1,103

Interest income	139	34	276	48
Interest expense	(741)	(727)	(1,302)	(1,475)

Loss before income taxes	(3,221)	(1,467)	(5,844)	(324)
Income taxes	—	—	—	—

Net loss from continuing operations	(3,221)	(1,467)	(5,844)	(324)
Net (loss) income from discontinued operations	(32)	749	(204)	876

Net (loss) income	$(3,253)	$(718)	$(6,048)	$552
Net loss from continuing operations per share—basic and diluted	$(0.16)	$(0.07)	$(0.29)	$(0.01)
Net income (loss) from discontinued operations per share—basic and diluted	$—	$0.04	$(0.01)	$0.04

Net (loss) income per share—basic and diluted	$(0.16)	$(0.03)	$(0.30)	$0.03

Weighted average common shares outstanding—basic and diluted	20,431,544	20,525,656	20,420,771	20,507,129

BUCA, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands)

(Unaudited)

	July 1, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash	$702	$1,567
Accounts receivable	3,460	4,864
Inventories	5,883	6,279
Prepaid expenses and other	5,297	4,468

Total current assets	5,342	17,178

PROPERTY AND EQUIPMENT, net	106,184	112,189
NOTE RECEIVABLE	3,597	3,567
OTHER ASSETS	4,313	4,469

	$129,436	$137,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,203	$10,755
Unredeemed gift card liabilities	1,711	4,031
Accrued payroll and benefits	7,209	8,806
Accrued sales, property and income tax	3,187	3,678
Other accrued expenses	3,187	3,495
Line of credit borrowing	5,336	—
Current maturities of long-term debt and capital leases	264	193
Current liabilities of discontinued operations and assets held for sale	29	257

Total current liabilities	30,126	31,215

LONG-TERM DEBT AND CAPITAL LEASES, less current maturities	16,143	16,278
DEFERRED RENT	18,075	18,853
OTHER LIABILITIES	3,310	4,037

Total liabilities	67,654	70,383

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value per share, 30,000,000 shares authorized; 21,058,723 and 20,926,556 shares issued and outstanding, respectively	211	209
Additional paid-in capital	172,161	171,430
Accumulated deficit	(109,551)	(103,503)
Notes receivable from employee shareholders	(1,039)	(1,116)

Total shareholders’ equity	61,782	67,020

	$129,436	$137,403